Exhibit 99.1

When used herein, the terms: “notes” means the $315.0 million aggregate principal amount of senior notes offered in connection with the Transactions (as defined below); “PGTI”, “the Company”, “we,” “us” or “our”, except as otherwise indicated or as the context otherwise indicates, means PGT Innovations, Inc., a Delaware corporation; the Company intends to use the gross proceeds of the notes offered as disclosed in this Current Report on Form 8-K, together with cash on hand, to (i) fund the acquisition (the "Western Window Acquisition") by the Company of GEF WW Parent LLC, a Delaware limited liability company (the "Target" or "Western Window Systems"), and its subsidiaries (collectively, the "Target Group") pursuant to that certain Purchase Agreement, dated as of July 24, 2018 (the "Acquisition Agreement"), by and among the Company, Coyote Acquisition Co., GEF WW Parent LLC, WWS Blocker LLC and certain individuals party thereto and (ii) pay fees and expenses in connection with this offering and the Western Window Acquisition (collectively, with this offering, the "Transactions"); the term “pro forma” gives effect to (i) the Western Window Acquisition and (ii) the issuance of the notes contemplated hereby, based on the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial information included in this Current Report on Form 8-K; “FASB” means the Financial Accounting Standards Board; and “ASU” means an Accounting Standards Update issued by FASB.

SPECIAL NOTE REGARDING NON-GAAP FINANCIAL MEASURES

The body of generally accepted accounting principles in the U.S. is commonly referred to as GAAP. A non-GAAP financial measure is generally defined by the Securities and Exchange Commission (the “SEC”) as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that could not be so adjusted in the most comparable GAAP measure. EBITDA, Adjusted EBITDA and Free Cash Flow, as presented herein, are supplemental measures of performance that are not required by, or presented in accordance with, GAAP. They are not measurements of financial performance or position under GAAP and should not be considered an alternative to net income, cash flow or any other performance or financial position measures derived in accordance with GAAP.

EBITDA of Western Window Systems consists of net income, adjusted for interest expense (net of interest income), income tax expense and depreciation and amortization. Adjusted EBITDA of Western Window Systems consists of EBITDA, adjusted for certain non-cash charges and expenses and other charges and expenses that Western Window Systems believes to be non-recurring. Free Cash Flow of Western Window Systems is defined as Adjusted EBITDA less capital expenditures.

The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A quantitative reconciliation of Western Window Systems’ non-GAAP financial measures to their most directly comparable GAAP measures is provided in Summary Historical Combined Financial Data of Western Window Systems”.

Management of Western Window Systems uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management of Western Window Systems believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance and liquidity of Western Window Systems by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of Western Window Systems when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to competitors’ operating results.

Acquisition of Western Window Systems

On July 24, 2018, we entered into an agreement to acquire Western Window Systems, an award-winning designer and manufacturer of premium contemporary doors and window systems with a focus on unifying indoor/outdoor living spaces, for a cash purchase price of $360 million, subject to certain adjustments. The Western Window Acquisition, which is expected to close in the third quarter of 2018, subject to the satisfaction of customary closing conditions, will significantly increase and diversify our product offerings, enabling us to expand beyond our current geographically focused portfolio of primarily impact-resistant products to include contemporary door and window systems that unify indoor/outdoor living for the residential, commercial and multi-family markets. As a leading designer and manufacturer of innovative window and door systems that unify indoor/outdoor living, we believe the Western Window Acquisition will further enhance our reputation as a leader in product development and innovation. We also expect to leverage our network of dealers and experience in the repair and remodel market, from which more than 60% of PGTI’s sales were derived in the twelve months ended June 30, 2018, to provide growth opportunities for Western Window Systems’ products. Our management team believes the Western Window Acquisition is an important step towards helping us achieve our strategic goal of becoming a national window and door company that manufactures and supplies a collection of premium brands and products and focuses on servicing market needs that require a higher level of technical capability and quality.

The Western Window Acquisition is expected to provide us with a foothold in certain key U.S. markets in the West and Southwest and will give Western Window Systems the opportunity to expand into regions in the Southeast U.S. where our operations are already significantly established. We believe that the revenue of Western Window Systems can be increased meaningfully by rapidly and responsibly adding, and properly supporting and training, dealers that serve new geographies and market verticals throughout North America. We believe that our long history of focusing on establishing dealer relationships and support will result in increased productivity for many of Western Window Systems’ existing dealers, as well as adding a significant number of new dealers. The vast majority of Western Window Systems’ business is located in California, Texas, Arizona, Nevada and Hawaii, and its sales growth in these areas has outpaced industry-wide growth in housing starts. Moreover, driven by favorable consumer trends toward indoor/outdoor living spaces, Western Window Systems has gained geographic and customer penetration with its indoor/outdoor product offerings. The Western Window Acquisition extends our current geographic coverage and provides revenue diversity, resulting in less sales concentration in our current core market of Florida, and less concentration in our core impact-resistant product lines. We expect continued growth, as well as customer and product diversification opportunities, based on housing starts in Western Window Systems’ served markets, as well as strong margins across both the Custom and Corporate Builder sales channels. We believe these expected margins will complement the strong margins of our existing impact-resistant product lines. Furthermore, as part of PGTI, Western Window Systems will have the opportunity to leverage our existing footprint and infrastructure in Florida and the Southeast U.S., and capitalize on the strength of our repair and remodeling competencies as well.

We believe the PGTI and Western Window Systems businesses are highly complementary from a culture, people-first process, product offering, technical capability, manufacturing and distribution perspective. Western Window Systems and PGTI both have continuous improvement cultures based on operational excellence that drives key customer metrics that are closely monitored (on-time delivery, complete orders and quality) while continuously exploring ways to responsibly decrease costs and improve margins. To promote that type of culture, both PGTI and Western Window Systems have historically emphasized incentive-based compensation for their management teams, and we will continue to do so as a combined company. In addition, both PGTI and Western Window Systems emphasize engineering, innovation and achievement, which we believe results in highly-engineered and technically advanced product designs. We believe the Western Window Acquisition will extend and diversify our product offerings, while preserving our focus on premium market positioning and high margin products that we expect will maintain our strong free cash flow profile. Further, we believe our experience and success in the repair and remodeling market should provide an opportunity for end market expansion for Western Window Systems’ products, as the repair and remodeling market has not historically been the focal point for Western Window Systems. Similarly, we believe Western Window Systems’ contemporary window and door designs complement our existing CGI and WinDoor commercial offerings, particularly in restaurant, hotel, multi-story, hospital and store-front applications. We expect to leverage Western Window Systems’ distribution channels to extend our energy efficient product penetration. We also expect to realize certain cost synergies in our overhead, information technology, manufacturing and supply chain through leveraging our increased scale when sourcing raw materials such as glass and aluminum.

For the twelve-month period ended June 30, 2018, on a pro forma basis giving effect to the Transactions, the combined company would have generated approximately $683.2 million in net sales, $48.6 million in net income and $133.7 million in Adjusted EBITDA.

Pro-Forma Net Sales Mix—Twelve-Month Period Ended June 30, 2018

Net Sales by Geography	Net Sales by Product Group	Net Sales by End Market

Western Window Systems Company Overview

Headquartered in Phoenix, Arizona, Western Window Systems designs and manufactures award-winning contemporary door and window systems that unify indoor/outdoor living for the residential, commercial and multi-family markets. Western Window Systems’ management has historically focused on targeted innovation of premium, energy efficient window and door products, dealer expansion to serve new geographies, meeting growing consumer demand for its products that facilitate indoor/outdoor living spaces, and expansion into new sales and distribution channels and markets, such as the commercial market. Western Window Systems serves its customer base throughout the Western U.S. in the Custom sales channels (i.e., residential custom home builders who generally construct 50 or fewer new homes per year with prices ranging from approximately $500,000 to $1,500,000) and Corporate Builder sales channel (i.e., residential production builders that generally construct more than 50 new homes per year with prices ranging from approximately $150,000 to $750,000). Western Window Systems also markets its commercial products, which include contemporary windows and doors for end-use applications such as hotels, restaurants, schools and hospitals, using the sales teams that work in both of these sales channels. The Custom sales channel, with its highly customized consumer demand requirements and design specifications, provides whole house contemporary doors and windows with narrow site lines, aluminum frames and large opening solutions for luxury single family residential homes. Within the Corporate Builder sales channel, Western Window Systems seeks to capitalize on evolving consumer preferences for outdoor living by providing an aspirational product upgrade for consumers purchasing homes from residential production builders. In the past 12 months, Western Window Systems also launched 14 new products that deliver on consumer preferences for thin site lines, favorable energy ratings and luxury performance. This new product line has broad application across the U.S. and supports market trends towards indoor/outdoor living and contemporary style and design.

Key Sales Channel Overview
Custom	Corporate Builder

53% of Gross Revenue for Twelve-Month Period Ended

June 30, 2018 ($62.0 million)

•  Focuses on providing whole house contemporary doors and
windows and aluminum frames for single family luxury
residential homes

•  Focused on meeting highly customized customer demand
requirements and design specifications

47% of Gross Revenue for Twelve-Month Period Ended
June 30, 2018 ($54.0 million)

•  Focuses on single-family residential production builder
homes as the leading indoor/outdoor solutions provider

•  Western Window Systems’ doors help position builders in
line with popular consumer trends

Gross Revenue by Product Line for Twelve-Month Period Ended June 30, 2018	Gross Revenue by Product Line for Twelve-Month Period Ended June 30, 2018

Gross Revenue by State for Twelve-Month Period Ended June 30, 2018	Gross Revenue by State for Twelve-Month Period Ended June 30, 2018

Western Window Systems’ award-winning and innovative designs combine performance and quality with clean, functional designs. Products are designed for strength, easy integration into a variety of spaces and smooth operation, and are tested for durability. Its broad product portfolio of windows and door systems include custom window and door solutions, multi-slide door systems, bi-folding door systems, sliding door systems and window walls. Additionally, we believe Western Window Systems has information technology systems that enhance the customer experience and support product innovation, as demonstrated by its launch of 14 new products over the last 12 months. Western Window Systems leverages these applications in sales/customer service, front end order management and back end data analysis. These advantages have positive implications and, as part of our integration plan, we will evaluate expanding these applications and systems across the larger enterprise.

Western Window Systems has approximately 640 different customers with no single dealer representing more than 8% of sales in the fiscal year ended December 31, 2017. In the Corporate Builder sales channel, Western Window Systems’ products are used by 18 of the top 20 production builders in the U.S., including Toll Brothers, CalAtlantic (now part of Lennar), DR Horton, Richmond American and Drees among others, and Western Window Systems has 23 preferred vendor agreements with production builders. Western Window Systems has made significant investments in building an experienced and knowledgeable sales team including inside and outside sales representatives to generate sales with both new and existing customers across its core and emerging markets. Western Window Systems sales teams have an established competency in developing relationships with builders that “pulls” sales through dealers to drive sales volumes. Core markets include California, Texas, Arizona and Nevada, with Hawaii being an additional core market in the Custom sales channel.

In January 2017, Western Window Systems began manufacturing in a new approximately 170,000 square foot manufacturing and distribution facility in Phoenix, Arizona, with capacity to support over $300 million in annual revenue across three to four shifts. Western Window Systems utilizes lean manufacturing techniques minimizing waste in the value stream and continuous improvement processes throughout the factory floor and within the office to optimize all processes and eliminate fulfillment bottlenecks. Western Window Systems primarily operates on a build-to-order production and fulfillment model. Due to the build-to-order oriented nature of its premium products, and its industry leading lead times for its Corporate Builder sales channel, Western Window Systems generally does not carry finished goods inventory other than orders awaiting shipment. Most products are shipped through a dedicated common carrier, although others are utilized as needed. Western Window Systems also maintains an in-house fleet of five trucks for deliveries within Arizona, Nevada and California, and utilizes crate, freight and cargo containers for shipment to Hawaii as necessary. We believe Western Window Systems enjoys relationships with its core suppliers that allow for innovative and rapid supply chain solutions that reduce costs and shorten lead times.

Summary Historical Combined Financial Data of Western Window Systems

The following summary historical combined financial data of Western Window Systems as of December 31, 2015, 2016 and 2017 and for each of the fiscal years ended December 31, 2015, 2016 and 2017 have been derived from the audited combined financial statements of Western Window Systems. The following summary historical combined financial data of Western Window Systems for the six months ended June 30, 2017 and 2018 and as of June 30, 2018 have been derived from the unaudited interim combined financial statements of Western Window Systems. The summary historical balance sheet data as of June 30, 2017 is derived from the unaudited interim combined financial statements of Western Window Systems. The summary statements of operations data for the twelve months ended June 30, 2018 have been derived by taking our historical audited consolidated statement of operations for the year ended December 31, 2017, less our historical unaudited consolidated statement of operations for the six months ended June 30, 2017 plus our historical unaudited consolidated statement of operations for the six months ended June 30, 2018.

This information is only a summary and should be read in conjunction with Western Window Systems’ management’s discussion and analysis of financial condition and results of operations included herein.

	Year Ended December 31, 2015(1)	Year Ended December 31, 2016	Year Ended December 31, 2017	Six Months Ended June 30, 2017	Six Months Ended June 30, 2018	Twelve Months Ended June 30, 2018
	(dollars in thousands)
Statement of Operations Data:
Net sales	$69,771	$89,762	$100,159	$50,487	$63,025	$112,697
Cost of sales	46,239	56,431	64,361	32,614	36,446	68,193

Gross profit	23,532	33,331	35,798	17,873	26,579	44,504
Selling, general and administrative expenses	21,734	22,391	27,403	13,225	17,105	31,283

Income from operations	1,798	10,940	8,395	4,648	9,474	13,221
Interest expense, net	2,174	4,318	4,300	2,125	2,222	4,397

Net income (loss)	$(376)	$6,622	$4,095	$2,523	$7,252	$8,824

	As of December 31, 2015	As of December 31, 2016	As of December 31, 2017	As of June 30, 2017	As of June 30, 2018
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,171	$4,485	$3,320	$2,541	$3,684
Property, plant and equipment, net	2,039	10,683	14,616	13,988	14,296
Total assets	117,371	125,800	126,229	127,508	125,187
Total notes payable	43,779	42,860	41,476	42,136	33,758
Total members’ equity	64,923	68,314	71,334	71,048	75,585

	Year Ended December 31, 2015(1)	Year Ended December 31, 2016	Year Ended December 31, 2017	Six Months Ended June 30, 2017	Six Months Ended June 30, 2018	Twelve Months Ended June 30, 2018
	(dollars in thousands)
Other Selected Data:
EBITDA(2)	$6,183	$18,473	$17,203	$8,972	$14,125	$22,356
Adjusted EBITDA(2)	13,894	19,700	18,781	9,820	15,582	24,543
Free cash flow(2)(3)	12,960	10,258	12,774	5,556	14,687	21,905
Capital expenditures	934	9,442	6,007	4,264	895	2,638

(1)

This column represents a combined total of successor and predecessor periods. The presentation of successor and predecessor periods as a combined period is not in accordance with GAAP. The historical audited consolidated financial statements of Western Window Systems reflect each period individually in accordance with GAAP.

(2)

EBITDA of Western Window Systems is defined as net income plus interest expense (net of interest income), income taxes, depreciation, and amortization. Adjusted EBITDA of Western Window Systems is defined as EBITDA adjusted for board dues, excess bonus expense, profit interest compensation, research and development costs, severance costs, residual lease expense, bad debt expense and certain termination expense. EBITDA and Adjusted EBITDA are measures commonly used in the window and door industry, and we present them to enhance your understanding of our operating performance. We use EBITDA and Adjusted EBITDA as two criteria for evaluating our performance relative to that of our peers. We believe that EBITDA and Adjusted EBITDA are operating performance measures that provide investors and analysts with measures of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. While we believe EBITDA and Adjusted EBITDA are useful measures for investors, they are not measurements presented in accordance with U.S. generally accepted accounting principles, or GAAP. You should not consider EBITDA and Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP.

Below is a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented:

	Year Ended December 31, 2015	Year Ended December 31, 2016	Year Ended December 31, 2017	Six Months Ended June 30, 2017	Six Months Ended June 30, 2018	Twelve Months Ended June 30, 2018
	(dollars in thousands)
Net income (loss)	$(376)	$6,622	$4,095	$2,523	$7,252	$8,824
Depreciation and amortization	4,354	7,458	8,743	4,319	4,577	9,001
Interest expense, net	2,174	4,318	4,300	2,125	2,222	4,397
Income tax expense	31	75	65	5	74	134

EBITDA	6,183	18,473	17,203	8,972	14,125	22,356
Board fees(a)	–	59	75	50	33	58
Excess bonus expense(b)	–	–	–	–	650	650
Profit interest compensation(c)	150	422	431	216	216	431
Research and development(d)	–	399	340	281	–	59
Severance(e)	–	120	–	–	–	–
Residual lease expense(f)	–	–	483	246	287	524
Bad debt expense(g)	–	–	191	–	214	405
Moving expense(h)	–	227	58	55	–	3
Transaction-related expense(i)	6,942	–	–	–	57	57
Management services fees(j)	619	–	–	–	–	–

Adjusted EBITDA	$13,894	$19,700	$18,781	$9,820	$15,582	$24,543

(a)

Represents board of directors fees, which will no longer be incurred after the Western Window Acquisition. These fees are included in selling, general and administrative expenses in the respective periods incurred.

(b)

Represents compensation expense relating to targets set in 2018 exceeding $696,000 to compensate for lower than expected bonus levels in 2017. Management concluded that due to the circumstances, this compensation expense was non-recurring. This compensation expense is included in selling, general and administrative expenses.

(c)

Represents compensation expense relating to incentive units granted to certain officers and employees of Western Window Systems, similar to stock-based compensation expense due to its non-cash nature. Such fees are included in selling, general and administrative expenses in the respective periods incurred.

(d)

Represents third-party research and development fees incurred as the result of hiring consultants to assist with the launch of a new product line. These costs are considered to be non-recurring and not part of normalized research and development activities. These costs are included in selling, general and administrative expenses in the respective periods incurred.

(e)

Represents costs relating the separation of a former member of executive management, which are deemed to be non-recurring in nature and included in selling, general and administrative expenses in the respective periods incurred.

(f)

Represents residual lease expense relating to the unused portion of an underutilized former facility for which Western Window Systems continues to be obligated under through December 2019, and which is deemed to be a non-normalized expenditure. These costs are included in selling, general and administrative expenses in the respective periods incurred.

(g)

Represents bad debt adjustment relating to a large Corporate Builder dealer, whose historical bad debt experience has been immaterial and unlikely to continue to recur. The adjustment is included in selling, general and administrative expenses in the respective periods incurred.

(h)

Represents costs associated with moving manufacturing operations to a new facility between December 2016 and August 2017, which are deemed to be non-recurring and a non-normalized expenditure. These costs are included in selling, general and administrative expenses in the respective periods incurred.

(i)

In 2015, relates to the July 2015 acquisition of Western Window Systems pursuant to a Membership Interest Purchase Agreement, dated as of July 1, 2015, and includes all transaction-related expenses and executive transaction bonuses that resulted from the acquisition. In 2018, represents costs and expenses incurred in connection with the Western Window Acquisition. These costs are included in selling, general and administrative expenses in the respective periods incurred.

(j)	Represents primarily management services fees that are non-recurring or non-normalized.

(3)

Free cash flow of Western Window Systems is defined as Adjusted EBITDA less capital expenditures. See “Special Note Regarding Non-GAAP Financial Measures.” The following table sets forth a reconciliation of Adjusted EBITDA to free cash flow for the periods presented:

	Year Ended December 31, 2015	Year Ended December 31, 2016	Year Ended December 31, 2017	Six Months Ended June 30, 2017	Six Months Ended June 30, 2018	Twelve Months Ended June 30, 2018
	(dollars in thousands)
Adjusted EBITDA	$13,894	$19,700	$18,781	$9,820	$15,582	$24,543
Capital expenditures	(934)	(9,442)	(6,007)	(4,264)	(895)	(2,638)

Free cash flow	$12,960	$10,258	$12,774	$5,556	$14,687	$21,905

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined consolidated financial statements (referred to as the “pro forma financial statements”) presented below are derived from the historical consolidated financial statements of PGTI and Western Window Systems, as adjusted to reflect the issuance of the notes hereby (the “Financing”) and the Western Window Acquisition. For summaries of the Financing and Western Window Acquisition, see the section entitled “Acquisition of Western Window Systems.”

The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2018, assumes that the Western Window Acquisition and Financing occurred on June 30, 2018.

The unaudited pro forma condensed combined consolidated statements of income for the year ended December 30, 2017 (the last day of PGTI’s 2017 fiscal year), the six months ended June 30, 2018 (the last day of PGTI’s 2018 second quarter), and the six months ended July 1, 2017 (the last day of PGTI’s 2017 second quarter), assume that the Western Window Acquisition and Financing occurred on January 1, 2017.

PGTI’s fiscal year consists of 52 or 53 weeks ending on the Saturday nearest December 31 and Western Window Systems fiscal year ends on each December 31. The unaudited pro forma condensed combined financial information was prepared using (1) our unaudited interim condensed combined financial statements as of June 30, 2018 and for the six months ended June 30, 2018 and July 1, 2017, (2) our audited combined financial statements for the year ended December 30, 2017, (3) the unaudited interim consolidated financial statements of Western Window Systems as of June 30, 2018 and for the six months ended June 30, 2018 and 2017, and (4) the audited consolidated financial statements of Western Window Systems for the year ended December 31, 2017. The difference in fiscal periods for PGTI and Western Window Systems is considered to be insignificant. Accordingly, the unaudited pro forma condensed combined financial statements for each period are presented on the basis of PGTI’s fiscal year and combines the historical results of PGTI and Western Window Systems with no related adjustments. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, and with the historical combined financial data of PGTI and Western Window Systems.

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (1) directly attributable to the Financing and Western Window Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the combined company. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information reflect the following:

•	changes in cash on hand provided in connection with the Financing, and resulting from the cash on hand of Western Window Systems not acquired by PGTI in the Western Window Acquisition;

•

changes in indebtedness incurred in connection with the Financing, and resulting from the indebtedness of Western Window Systems to be repaid at the closing, and not assumed by, PGTI in the Western Window Acquisition;

•	transaction fees and debt issuance costs incurred in connection with the Financing;

•

changes in interest expense resulting from the Financing, including amortization of estimated debt issuance costs, and resulting interest expense not incurred on the indebtedness of Western Window Systems not assumed by PGTI in the Western Window Acquisition;

•	changes in assets and liabilities to record the preliminary estimates of their fair values in accordance with acquisition accounting related to the Western Window Acquisition;

•	changes in amortization expense resulting from the preliminary fair value adjustments to amortizable intangible assets in the Western Window Acquisition;

•

a preliminary estimate of the effect of the above adjustments on deferred income tax assets, liabilities, and related provision for income taxes, including a tax benefit in the year ended December 30, 2017 relating to the revaluation of the net deferred tax liability as the result of the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”); and

•	the equity impact of the elimination of historical equity balances of Western Window Systems.

The consummation of the Financing and Western Window Acquisition is subject to the satisfaction of customary closing conditions, including the absence of a material adverse change in the Western Window Systems business and the receipt of competition clearances in certain jurisdictions. If the Western Window Acquisition is consummated, our post-closing recourse is limited.

The pro forma adjustments reported in these financial statements are based upon available information and certain assumptions that PGTI management believes are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of what the results of operations or financial condition would have been had the Financing and Western Window Acquisition actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with “Acquisition of Western Window Systems,” “Summary Historical Combined Financial Data of Western Window Systems,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Western Window Systems.”

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

	As of June 30, 2018
	PGTI Historical Actual	WWS Historical Actual	Financing Adjustments			Acquisition Adjustments			Combined Pro Forma
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$63,923	$3,684	$303,000	(3a	)	$(363,684)	(4a	)	$6,923
Accounts receivable, net	74,970	8,812	–			–			83,782
Inventories	35,326	11,526	–			–			46,852
Contract assets, net	11,012	–	–			–			11,012
Prepaid expenses and other current assets	10,656	958	–			–			11,614

Total current assets	195,887	24,980	303,000			(363,684)			160,183
Property, plant and equipment, net	93,433	14,296	–			–			107,729
Trade names and other intangible assets, net	111,725	46,389	–			131,411	(4b	)	289,525
Goodwill	108,060	38,844	–			123,410	(4b	)	270,314
Other assets, net	1,336	678	–			(480)	(4c	)	1,534

Total assets	$510,441	$125,187	$303,000			$(109,343)			$829,285

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$45,911	$13,411	(512)	(3c	)	–			$58,810
Current portion of long-term debt	303	2,137	–			(2,137)	(4d	)	303

Total current liabilities	46,214	15,548	(512)			(2,137)			59,113
Long-term debt, less current portion	215,081	31,621	305,000	(3b	)	(31,621)	(4d	)	520,081
Deferred income taxes	23,287	–	–			–			23,287
Other liabilities	17,015	2,433	–			–			19,448

Total liabilities	301,597	49,602	304,488			(33,758)			621,929

Shareholders’ equity:
Common stock	533	–	–			–			533
Additional paid-in-capital	254,399	57,215	–			(57,215)	(4e	)	254,399
Accumulated other comprehensive loss	(384)	–	–			–			(384)
Retained earnings (accumulated deficit)	(32,945)	18,370	(1,488)	(3c	)	(18,370)	(4e	)	(34,433)

Shareholders’ equity	221,603	75,585	(1,488)			(75,585)			220,115
Less: Treasury stock at cost	(12,759)	–	–			–			(12,759)

Total shareholders’ equity	208,844	75,585	(1,488)			(75,585)			207,356

Total liabilities and shareholders’ equity	$510,441	$125,187	$303,000			$(109,343)			$829,285

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 30, 2017
	PGTI Historical Actual	WWS Historical Actual	Reclassification		Financing Adjustments			Acquisition Adjustments			Combined Pro Forma
Net sales	$511,081	$100,159	$–		$–			$–			$611,240
Cost of sales	352,097	64,361	(7,715)	(2)	–			–			408,743

Gross profit	158,984	35,798	7,715		–			–			202,497
Selling, general and administrative expenses	98,803	27,403	7,715	(2)	–			3,596	(6a	)	137,517

Income from operations	60,181	8,395	–		–			(3,596)			64,980
Interest expense, net	20,279	4,300	–		18,213	(5a	)	–			42,792

Income before income taxes	39,902	4,095	–		(18,213)			(3,596)			22,188
Income tax expense (benefit)	63	–	–		(6,702)	(5b	)	(443)	(6b	)	(7,082)

Net income	$39,839	$4,095	$–		$(11,511)			$(3,153)			$29,270

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2018
	PGTI Historical Actual	WWS Historical Actual	Reclassification		Financing Adjustments			Acquisition Adjustments			Combined Pro Forma
Net sales	$309,522	$63,025	$–		$–			$–			$372,547
Cost of sales	204,802	36,446	(4,329)	(2)	–			–			236,919

Gross profit	104,720	26,579	4,329		–			–			135,628
Selling, general and administrative expenses	61,238	17,105	4,329	(2)	–			1,790	(6a	)	84,462
Gains on transfers of assets	(2,551)	–									(2,551)

Income from operations	46,033	9,474	–		–			(1,790)			53,717
Interest expense, net	7,652	2,222	–		9,034	(5a	)	–			18,908
Debt extinguishment costs	3,079	–	–		–			–			3,079
Other expense, net	–	–	–		–			–			–

Income before income taxes	35,302	7,252	–		(9,034)			(1,790)			31,730
Income tax expense (benefit)	5,414	–	–		(2,309)	(5b	)	1,397	(6b	)	4,502

Net income	$29,888	$7,252	$–		$(6,725)			$(3,187)			$27,228

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

	Six Months Ended July 1, 2017
	PGTI Historical Actual	WWS Historical Actual	Reclassification		Financing Adjustments			Acquisition Adjustments			Combined Pro Forma
Net sales	$250,105	$50,487	$–		$–			$–			$300,592
Cost of sales	173,813	32,614	(3,815)	(2)	–			–			202,612

Gross profit	76,292	17,873	3,815		–			–			97,980
Selling, general and administrative expenses	47,435	13,225	3,815	(2)	–			1,795	(6a	)	66,270

Income from operations	28,857	4,648	–		–			(1,795)			31,710
Interest expense, net	9,478	2,125	–		9,131	(5a	)	–			20,734

Income before income taxes	19,379	2,523	–		(9,131)			(1,795)			10,976
Income tax expense (benefit)	6,125	–	–		(3,360)	(5b	)	268	(6b	)	3,033

Net income	$13,254	$2,523	$–		$(5,771)			$(2,063)			$7,943

NOTE 1: BASIS OF PRESENTATION

PGTI’s fiscal year ends on the Saturday nearest December 31 of the related year. As such, PGTI’s 2017 fiscal year ended on December 30, 2017, and consisted of 52 weeks. Western Window Systems’ fiscal periods are based on the calendar. As such, Western Window Systems’ 2017 fiscal year ended on December 31, 2017, and consisted of 52 weeks.

The unaudited pro forma condensed combined balance sheet was prepared using the historical unaudited consolidated balance sheets of PGTI and Western Window Systems as of June 30, 2018. The unaudited pro forma condensed combined statements of operations were prepared using:

•	the historical audited consolidated statement of operations of PGTI for the year ended December 30, 2017 (the last day of PGTI’s 2017 fiscal year);

•	the historical audited consolidated statement of operations of Western Window Systems for the year ended December 31, 2017; and

•

the historical unaudited consolidated statement of operations of PGTI for the six-month periods ended June 30, 2018 and July 1, 2017, and of Western Window Systems for the six-month periods ended June 30, 2018 and 2017.

The Western Window Acquisition will be accounted for using the acquisition method of accounting in accordance with ASC 805 which will establish a new basis of accounting for all of Western Window Systems’ identifiable assets and liabilities as of the date of the Western Window Acquisition. The preliminary purchase price allocation for the Western Window Acquisition, subject to working capital and certain other closing adjustments is estimated as follows:

(dollars in thousands) Preliminary Purchase Price Allocation for the Acquisition
Total consideration	$360,000

Current assets	$21,296
Property, plant and equipment	14,296
Intangible assets	177,800
Other assets	198
Goodwill	162,254

Total assets acquired	375,844
Current liabilities assumed	(13,411)
Other liabilities assumed	(2,433)

Net assets acquired	$360,000

In the unaudited pro forma condensed combined balance sheet, the consideration for the Western Window Acquisition has been allocated to the acquired identifiable assets and assumed liabilities based upon management’s preliminary estimate of their respective fair values as of June 30, 2018. Any differences between the fair value of the consideration for the Western Window Acquisition transferred and the fair values of the assets acquired and liabilities assumed is presented as goodwill. The unaudited pro forma condensed combined statements of operations also include certain acquisition accounting adjustments related to the Western Window Acquisition, including items expected to have a continuing impact on the combined results, such as amortization expense on acquired intangible assets or depreciation expense on acquired property, plant and equipment.

The final purchase price accounting will be determined at a later date and is dependent on a number of factors, including the final valuation of tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date of the Western Window Acquisition, as the case may be, when additional information will be available and the resolution of purchase price adjustments pursuant to the Acquisition Agreement. Accordingly, the acquisition accounting and related depreciation and amortization reflected in these unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and may change upon the receipt of additional and more detailed information. Such changes could result in a material change to the unaudited pro forma condensed combined financial information.

Additionally, the unaudited pro forma condensed combined statements of operations include certain financing adjustments related to the notes offered hereby expected to have an ongoing effect on the combined results. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the Western Window Acquisition.

Upon consummation of the Western Window Acquisition, Western Window Systems’ accounting policies will be conformed to those of PGTI. PGTI has identified preliminary adjustments to conform Western Window Systems’ accounting policies to those of PGTI based upon currently available information and assumptions management believes to be reasonable:

•

Historically, Western Window Systems has classified the cost of distributing its products as a component of the cost of goods sold. In accordance with PGTI’s accounting policy regarding distribution costs, these costs will be accounted for as a fulfillment activity and classified as a component of selling, general and administrative expenses.

•

Historically, Western Window Systems has capitalized product certification costs as incurred, and amortized such costs over the life of the certifications, which typically has been four years. In accordance with PGTI’s accounting policy regarding product certification costs, these costs will be expensed as incurred.

The unaudited pro forma condensed combined balance sheet and statements of operations have been adjusted to reflect these changes as further described in the footnotes. PGTI and Western Window Systems are not aware of any other material differences between the accounting policies of the two companies, except for the adjustments described in Note 2 to reclassify certain balances presented in the historical financial statements of Western Window Systems to conform presentation to that of PGTI. Management is currently in the process of conducting a more detailed review of Western Window Systems’ accounting policies in an effort to determine if differences in accounting policies require further reclassification of Western Window Systems’ results of operations or reclassification of assets or liabilities to conform to PGTI’s accounting policies and classifications. As a result, PGTI may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

NOTE 2: RECLASSIFICATIONS

Financial information presented in the “WWS Historical Actual” column in the unaudited pro forma condensed combined balance sheet as of June 30, 2018 has been reclassified to conform to the presentation of PGTI as indicated in the table below:

(dollars in thousands) Presentation in WWS’s Unaudited Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	As of June 30, 2018
Cash	Cash and cash equivalents	$3,684
Equipment and leasehold improvements, net	Property, plant and equipment, net	14,296
Intangible assets, net	Trade names and other intangible assets, net	46,389
Product certifications, net	Other assets, net	480
Current portion of note payable	Current portion of long-term debt	2,137
Accounts payable	Accounts payable and accrued liabilities	5,236
Accrued expenses	Accounts payable and accrued liabilities	3,542
Deferred revenue	Accounts payable and accrued liabilities	4,422
Other current liabilities	Accounts payable and accrued liabilities	211
Note payable, less current portion	Long-term debt, less current portion	31,621
Other long-term liabilities	Other liabilities	2,433
Members’ capital	Additional paid-in-capital	57,215
Members’ accumulated earnings	Retained earnings (accumulated deficit)	18,370

Financial information presented in the “WWS Historical Actual” column in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017, and the six months ended June 30, 2018 and July 1, 2017, has been reclassified to conform to that of PGTI as indicated in the table below:

(dollars in thousands) Presentation in WWS’s Unaudited Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Year Ended December 30, 2017	Six months Ended June 30, 2018	Six months Ended July 1, 2017
Cost of goods sold—Materials	Cost of sales	$38,647	$23,015	$19,523
Cost of goods sold – Labor and benefits	Cost of sales	11,713	5,668	6,072
Cost of goods sold—Shipping	Selling, general and administrative expenses	7,715	4,329	3,815
Cost of goods sold—Other manufacturing costs	Cost of sales	6,286	3,434	3,204

Total cost of goods sold	Cost of sales	$64,361	$36,446	$32,614

NOTE 3: FINANCING ADJUSTMENTS RELATING TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2018

(a)	The net change in cash is calculated as follows:

(dollars in thousands)
Proceeds from the New Senior Notes offered hereby	$315,000

Less: Payment of underwriting fees	(8,460)
Less: Payment of estimated expenses	(3,540)

Total financing costs and transaction expenses	(12,000)

Net adjustment to cash	$303,000

(b)	Includes the net adjustment to total debt associated with the issuance of the notes offered hereby, calculated as follows:

(dollars in thousands)
Issuance of the New Senior Notes offered hereby	$315,000
Less: Portion of total financing and transaction costs to be deferred and amortized	(10,000)

Net adjustment to long-term debt, less current portion	$305,000

(c)	Represents adjustment to accumulated deficit for the portion of total financing and transactions costs expensed, net of tax effect:

(dollars in thousands)
Portion of total financing and transaction costs to be expensed	$(2,000)
Effective tax rate	25.6%

Net adjustment to accrued income taxes	(512)

Net adjustment to retained earnings (accumulated deficit)	$(1,488)

NOTE 4: ACQUISITION ADJUSTMENTS RELATING TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2018

(a)	The net change in cash is calculated as follows:

(dollars in thousands)
Contemporaneous repayment of Seller’s debt	$(34,280)
Consideration to Seller paid in Acquisition, net	(325,720)
Less: WWS cash not acquired	(3,684)

Net adjustment to cash	$(363,684)

(b)

Includes adjustments to record acquired assets at estimated acquisition-date fair values. The estimated fair values of these assets are based on the preliminary valuations performed for the preparation of the pro forma financial information and are subject to the final valuations that will be completed after consummation of the Western Window Acquisition. The respective net adjustments have been calculated as follows:

(dollars in thousands)
Intangible assets acquired in the Acquisition	$177,800
Less: WWS historical intangible assets	(46,389)

Net adjustment to trade names and other intangible assets, net	$131,411

(dollars in thousands)
Goodwill in the preliminary allocation	$162,254
Less: WWS historical goodwill	(38,844)

Net adjustment to goodwill	$123,410

(c)

Historically, Western Window Systems has capitalized product certification costs as incurred, and amortized such costs over the life of the certifications, which typically has been approximately four years. In accordance with PGTI’s accounting policy regarding product certification costs, such costs will be expensed as incurred. At June 30, 2018, Western Window Systems had net product certification costs capitalized on its consolidated balance sheet of $480,000. This adjustment represents the elimination of Western Window Systems’ capitalized net product certification costs not acquired by PGTI in the Western Window Acquisition.

(d)

Represents the repayment of Western Window Systems’ long-term debt from Seller’s proceeds, contemporaneously with the closing of the Western Window Acquisition, including both the current and long-term portions, not assumed by PGTI in the Western Window Acquisition, with the elimination of Seller’s deferred financing costs not acquired by PGTI. The respective net adjustments have been calculated as follows:

(dollars in thousands)
Seller’s long-term debt repaid, current portion	$(2,137)

Seller’s long-term debt repaid, long-term portion	(32,143)
Less: Seller’s deferred financing costs not acquired	522

Net adjustment to long-term debt	$(31,621)

(e)	Represents the elimination of the historical members’ equity balances of Western Window Systems.

NOTE 5: FINANCING ADJUSTMENTS RELATING TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2017 AND SIX MONTHS ENDED JUNE 30, 2018

(a)

Represents the net adjustment to reflect (i) the incremental interest expense on the notes, representing an increase in outstanding indebtedness of $315.0 million, (ii) the increase in non-cash interest expense relating to the amortization of incremental deferred financing costs, and (iii) the elimination of the historical interest expense of Western Window Systems. The net adjustments are calculated as follows:

	Year Ended December 30, 2017	Six Months Ended June 30, 2018	Six Months Ended July 1, 2017
	(dollars in thousands)
Incremental interest expense on the notes	$21,263	$10,631	$10,631
Incremental amortization of deferred financing costs	1,250	625	625
Less: WWS historical interest expense	(4,300)	(2,222)	(2,125)

Net adjustment to interest expense, net	$18,213	$9,034	$9,131

(b)

Represents the income tax benefit from the net incremental interest expense at PGTI’s effective income tax rate, excluding discrete items of income tax, which was 36.8% for the year ended December 30, 2017, and six-months ended July 1, 2017, and is estimated will be 25.6% in PGTI’s 2018 fiscal year.

NOTE 6: ACQUISITION ADJUSTMENTS RELATING TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2017 AND SIX MONTHS ENDED JUNE 30, 2018

(a)

Represents the net adjustment to reflect the incremental amortization expense related to amortizable intangible assets acquired in the Western Window Acquisition. The estimated fair values of these intangible assets are based on the preliminary valuations performed for the preparation of the pro forma financial information and are subject to the final valuations that will be completed after consummation of the Western Window Acquisition. Western Window Systems historical amortization includes the amortization of its capitalized product certification costs which, as discussed in Note 1, PGTI expenses as incurred. The respective net adjustments have been calculated as follows:

	Year Ended December 30, 2017	Six Months Ended June 30, 2018	Six Months Ended July 1, 2017
	(dollars in thousands)
Incremental amortization on acquired intangibles	$10,310	$5,155	$5,155
Less: WWS historical intangible amortization	(6,714)	(3,365)	(3,360)

Net adjustment to selling, general and administrative expenses	$3,596	$1,790	$1,795

(b)

Represents the impact to income tax expense (benefit) from transition of Western Window Systems to being a taxable entity upon acquisition by PGTI, and the net incremental amortization expense at PGTI’s effective income tax rate, excluding discrete items of income tax, which was 36.8% for the year ended December 30, 2017, and is estimated will be 25.6% in PGTI’s 2018 fiscal year. The income tax benefit for the year ended December 30, 2017 also includes a discrete item of income tax benefit of $626,000 due to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, relating to the revaluation of the net deferred tax liability resulting from the difference between amortization expense for book purposes and amortization expense for tax purposes during 2017. The adjustments to income tax expense (benefit) have been calculated as follows:

	Year Ended December 31, 2017	Six Months Ended June 30, 2018	Six Months Ended July 1, 2017
	(dollars in thousands)
WWS historical actual income before taxes	$4,095	$7,252	$2,523
Acquisition adjustments effect on income before income taxes	(3,596)	(1,790)	(1,795)

Net change to income before income taxes	499	5,462	728
Effective tax rate	36.8%	25.6%	36.8%

Incremental income tax expense (benefit)	183	1,397	268
Effects of Tax Cuts and Jobs Act on DTL	(626)	–	–

Net change to income tax expense (benefit)	$(443)	$1,397	$268

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WESTERN WINDOW SYSTEMS

The following contains management’s discussion and analysis of Western Window Systems’ financial condition and results of operations. You should read the following discussion in conjunction with the “Summary Historical Combined Financial Data of Western Window Systems” reference above. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements.

Executive Overview

Headquartered in Phoenix, Arizona, Western Window Systems designs and manufactures premium contemporary door and window systems that unify indoor/outdoor living for the residential, commercial and multi-family markets. Western Window Systems’ management is focused on targeted innovation of premium, energy efficient window and door products, dealer expansion to serve new geographies, investing in capabilities to meet consumer demand for its products and further expansion into new sales and distribution channels and markets, such as the commercial market and, following the Western Window Acquisition, further expansion into the residential repair and remodel market. Western Window Systems services its customer base through the Custom (i.e., residential custom home builders who generally construct 50 or fewer new homes per year with prices generally ranging from $500,000 to $1,500,000) and Corporate Builder (i.e., residential production builders that generally construct more than 50 new homes per year with prices generally ranging from $150,000 to $750,000) sales channels, throughout the Western U.S. Western Window Systems also markets its commercial products, which include contemporary windows and doors for end-use applications such as hotels, restaurants, schools and hospitals, using the sales teams that work in both of these sales channels. The Custom sales channel, with its highly customized consumer demand requirements and design specifications, provides whole house contemporary doors and windows with narrow site lines, aluminum frames and large opening solutions for luxury single family residential homes. Within the Corporate Builder sales channel, Western Window Systems seeks to capitalize on evolving consumer preferences for outdoor living by providing an aspirational product upgrade for consumers purchasing homes from residential production builders. In the past 12 months, Western Window Systems also launched 14 new products that deliver on consumer preferences for thin site lines, favorable energy ratings and luxury performance. Western Window Systems believes this new product line has broad application across the U.S. and supports market trends towards unifying indoor/outdoor living spaces and contemporary style and design.

Western Window Systems’ management is focused on implementing the following strategy:

•

Continuing to increase customer and consumer awareness of its new product family of windows and doors (i.e., the 7000 series), which satisfy some of the most stringent energy efficiency rating requirements in North America, capitalizing on increasing builder and consumer preferences and market trends for contemporary windows and doors that unify residential indoor/outdoor living spaces;

•	Achieving market expansion of these new products through marketing campaigns designed to extend demand for these products into new price points of homes and architecture styles;

•

Expanding further into the commercial market, utilizing Western Window Systems’ existing product portfolio and, after the Western Window Acquisition, the commercial products offered through the CGI and WinDoor divisions of PGTI, as well as new commercial products developed through collaborative and targeted research and development efforts;

•

Expanding further into the growing repair and remodel markets, following the Western Window Acquisition, by utilizing PGTI’s experience in and understanding of that market, which will provide the opportunity to sell Western Window Systems’ products into the repair and remodel market sectors in both PGTI’s and Western Window Systems’ core geographical markets;

•	Rapidly but responsibly adding dealers that serve new geographies and market verticals throughout North America, to enable Western Window Systems to increase its product sales in emerging markets; and

•	Continuing to focus on operational initiatives to continuously improve on key customer metrics, such as on-time delivery and quality, while driving down costs and improving margins.

Western Window Systems believes the factors set forth below are some of the items most likely to have an impact on the financial performance of its business, and thus, management generally focuses on developments and trends in these factors as some of the relevant market indicators likely to impact Western Window Systems’ financial performance:

•	New housing starts and completions in North America, and in particular Western Window Systems’ core geographical markets in the Western U.S.;

•	Changes in energy and structural related building codes in the core geographical markets where Western Window Systems’ products are sold, as well as in emerging markets;

•	Changes in the costs of materials, including aluminum and glass;

•	Labor availability and changes in the cost of employee compensation and benefits costs, including the cost of health insurance;

•	Changes in consumer and builder preferences regarding product designs and functionality; and

•	Changes in government incentives related to safety, energy and environmental initiatives resulting from public policy.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND JUNE 30, 2017

Performance Summary

The following table presents financial data derived from Western Window Systems unaudited condensed consolidated statements of income as a percentage of total net sales for the periods indicated (in thousands, except percentages):

	Six Months Ended
	June 30, 2018		June 30, 2017
	(in thousands)
Net Sales	$63,025	100.0%	$50,487	100.0%
Cost of Sales	36,446	57.8%	32,614	64.6%

Gross Profit	26,579	42.2%	17,873	35.4%
Selling, general and administrative expense	17,105	27.1%	13,225	26.2%

Income from operations	9,474	15.0%	4,648	9.2%
Interest expense, net	2,222	3.5%	2,125	4.2%

Net income	$7,252	11.5%	$2,523	5.0%

Net sales

Net sales during the first half of 2018 were $63.0 million, an increase of $12.5 million, or 24.8%, from $50.5 million in the first half of 2017. The increase in Net Sales in both sales channels was principally due to increased units of products sold in core markets like California and Texas and emerging markets such as Maryland, Washington, New Mexico and Georgia. Net Sales from the Corporate Builder sales channel increased by $8.7 million, or 42.0%, primarily driven by a 34.3% increase in the number of units of products sold, with a majority of the increase in Western Window Systems’ core states. Net Sales from the Custom sales channel increased $3.9 million, or 13.0%, primarily due to an 18.0% increase in units sold during first six months of 2018.

Gross profit and margin

Gross profit was $26.6 million in the first half of 2018, an increase of $8.7 million, or 48.7%, from $17.9 million in the first half of 2017. The gross margin percentage was 42.2% in the first half of 2018, compared to 35.4% in the first half of 2017, an increase of 6.8%. The increase in gross margin was primarily due to an improvement in labor costs from improved operational efficiencies related to being fully transitioned into Western Window Systems’ new production facility, which provided a 3.0% increase in gross margin, and due to an improvement in material cost driven by a decrease in the cost of glass due to a transition to a new glass supplier, which increased gross margin by 2.2%. Gross margin was also positively impacted by 0.7% due to lower shipping costs related to projects driving higher revenue shipped per trailer, which is a metric that Western Window Systems has focused on in 2018 to drive down common carrier costs. These gross margin increases were partially offset by an increase in the price of aluminum, which decreased gross margin by 0.3%. The remaining overall increase in gross margin relates to decreases in other material cost components related to changes in product mix and an increase in overall price per unit from 2017 to 2018.

Selling, general and administrative expenses

Selling, general and administrative expenses were $17.1 million in the first half of 2018, an increase of $3.9 million, or 29.3%, from $13.2 million in the first half of 2017. The increase is due to higher personnel-related costs of approximately $1.9 million, primarily due to Western Window Systems’ significant investment in expanding its sales force over the last twelve months in both existing and emerging markets throughout North America, as it added 14 new sales employees during that time. The increase in expenses is also due to higher incentive compensation of approximately $0.8 million as a result of Western Window Systems’ improved performance in the first half of 2018, compared to the same period of 2017, and also due to higher advertising and marketing expenses of $0.5 million in the first half of 2018. The growth in the sales team is intended to enable Western Window Systems to further expand into new addressable markets, verticals and geographies. The remaining increase in expenses was primarily related to costs consistent with higher sales compared to the prior year period.

Interest expense, net

Interest expense was $2.2 million in the first half of 2018, which was in line with the $2.1 million in the first half of 2017. Interest expense was impacted by a decrease in the average amount of outstanding debt for the first six months of 2018, as compared to the first half of 2017, due to the repayment of $7.8 million in the principal amount of Western Window Systems’ debt, offset by a higher weighted average interest rate, as compared to the first half of 2017, due to increases in LIBOR in 2018.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

Performance Summary

The following table presents financial data derived from Western Window Systems’ audited condensed consolidated statements of income as a percentage of total net sales for the periods indicated (in thousands, except percentages):

	Year Ended			Percent Change
	December 31, 2017	December 31, 2016	December 31, 2015	2017-2016	2016-2015
	(in thousands)
Net Sales	$100,159	$89,762	$69,771	11.6%	28.7%
Cost of Sales	64,361	56,431	46,239	14.1%	22.0%

Gross profit	35,798	33,331	23,532	7.4%	41.6%
Gross margin	35.7%	37.1%	33.7%
SG&A expenses	27,403	22,391	21,734	22.4%	3.0%
SG&A expenses as a percentage of net sales	27.4%	24.9%	31.2%

Income from operations	8,395	10,940	1,798
Interest expense, net	4,300	4,318	2,174

Net income (loss)	$4,095	$6,622	$(376)

Net sales

Net sales increased $10.4 million or 11.6%, to $100.2 million in 2017 compared to $89.8 million in 2016, driven primarily by increased sales in Western Window Systems’ core states. Net sales from the Corporate Builder sales channel increased by $6.5 million, or 17.5%, primarily due to a 21.0% increase in the number of units of products sold, partially offset by a decrease in the average selling price per unit. Net sales from the Custom sales channel increased $3.9 million, or 7.5%, primarily driven by a 9.9% increase in average selling price per unit, partially offset by a slight decrease in the number of units sold.

Net sales increased $20.0 million or 28.7%, to $89.8 million in 2016 compared to $69.8 million in 2015. This increase in net sales was driven by a 19.4% increase in sales in core markets, primarily in California, Texas and Nevada, with the remaining increase in sales from emerging markets, primarily New York, New Mexico and Utah.

Gross profit and margin

Gross profit increased $2.5 million to $35.8 million in 2017 compared to $33.3 million in 2016. Gross margin decreased 1.4% to 35.7% from 37.1%. The decrease in margin was driven primarily by an increase in shipping costs as percent of net sales due to costs associated with new product packaging rolled-out in early 2017, which resulted in a 1.9% decrease in gross margin, in addition to 0.6% decrease in gross margin related to increased material cost. These decreases were partially offset by a 1.4% increase in gross margin due to labor cost savings driven by increased automation of production and improved efficiencies related to the transition into Western Window Systems’ new production facility realized in the second half of 2017.

Gross profit increased $9.8 million to $33.3 million in 2016 compared to $23.5 million in 2015. Gross margins increased 3.4% to 37.1% from 33.7%. This increase was driven by a decrease in material cost as a percent of net sales primarily from 2015 material cost being negatively impacted by obsolete inventory written off, and a reduction in aluminum waste in 2016 over 2015, which benefitted gross margin by 5.1%. These increases in gross margin were partially offset by a 1.1% gross margin decrease due to higher shipping costs, and a 1.0% gross margin decrease due to increases in other manufacturing costs.

Selling, general and administrative expenses

Selling, general and administrative costs were $27.4 million in 2017, an increase of $5.0 million compared to $22.4 million in 2016. The increase was mainly the result of Western Window Systems’ investment in its sales force in both existing and emerging markets, which added $2.4 million in personnel and related costs in 2017. Western Window Systems increased its sales force by 15 new sales people to help drive sales in 2017 and beyond. Additionally, Western Window Systems added costs related to its new production facility, which increased general and administrative expense by $1.3 million. The remaining increase was primarily related to costs consistent with higher sales.

Selling, general, and administrative costs were $22.4 million in 2016, an increase of $0.7 million compared to $21.7 million in 2015. In 2016, there was an increase in amortization expense of $3.1 million relating to customer relationships and trade names that were established during the 2015 acquisition of the Western Window Systems business. The increase in amortization expense in 2016 was offset by the 2015 expenses associated with the 2015 acquisition of the Western Window Systems business, mainly $3.8 million in executive bonuses and $1.4 million in transaction expenses. The remaining increase was primarily related to costs consistent with higher sales.

Interest expense, net

Interest expense was $4.3 million in 2017, which was in line with the $4.3 million in 2016. Interest expense increased $2.1 million in 2016, from $2.2 million in 2015, due to a new note put in place in July 2015.

LIQUIDITY AND CAPITAL RESOURCES

Western Window Systems’ principal source of liquidity is cash flow generated by operations and supplemented by borrowings under credit facilities. Western Window Systems expects that this cash generating capability will provide it with financial flexibility in meeting operating and investing needs. Its primary capital requirements are to fund working capital needs, meet required debt service payments on its credit facilities and fund capital expenditures.

Consolidated Cash Flows

Cash provided by operating activities was $12.6 million in the first half of 2018, compared with $3.2 million in the same period in 2017. The increase in cash provided by operations was primarily due to the increase in net income of $5 million and changes in working capital mainly associated with decreases in accounts receivable related to improved collections, and increased deposits and sales associated with orders generated from the Custom sales channel.

Cash used in investing activities was $1.2 million in the first half of 2018, compared with cash used in investing activities of $4.3 million in the same period in 2017. Cash used in investing activities in 2018 was primarily related to general production needs and certification costs associated with the new 7,000 series line of products. Cash used for investing activities in 2017 was related to investment in the new 7,000 series line of products and completion of the new facility.

Cash used in financing activities was $11.1 million in the first half of 2018, compared with cash used in financing activities of $0.9 million in the same period in 2017. The increase in the cash used in financing activities was primarily related to increased principal payments on the notes payable and distributions to members as a result of the positive performance in the first half of 2018.

Cash provided by operating activities was $8.2 million in 2017, compared with $15.6 million in 2016. The decrease in cash provided by operating activities was primarily due to the increase in working capital in 2017, mainly associated with increased inventories corresponding to the launch of several new products in 2017, and the move into a larger facility, as well as additional expenses relating to the facility.

Cash used in investing activities was $6.2 million in 2017, compared with cash used in investing activities of $9.5 million in 2016. The decrease in cash used in investing activities of $3.3 million was due primarily to a decrease in capital expenditures of $3.3 million from 2016 to 2017.

Cash used in financing activities was $3.1 million in 2017, compared with cash used in financing activities of $4.8 million in 2016. The decrease in cash used in financing activities was due to a decrease in distributions to members partially offset by an increase in principal payments on the notes payable.

Cash provided by operating activities was $15.6 million in 2016, compared with cash provided by operating activities of $2.9 million in 2015. The increase in cash provided by operating activities was primarily due to the increase in profit resulting from higher sales and improved operations as well as a decrease in working capital mainly from increases in accounts payables, accrued expenses and long-term liabilities.

Cash used in investing activities was $9.5 million in 2016, compared with cash used in investing activities of $100.1 million in 2015. The cash used in investing activities in 2016 related to capital expenditures for the purchase of new manufacturing equipment, which totaled $9.4 million. The cash used in investing activities in 2015 was primarily related to the 2015 acquisition of Western Window Systems, which used $99.2 million in cash, as well as $0.9 million in capital expenditures.

Cash used in financing activities was $4.8 million in 2016, compared with cash provided by financing activities of $100.1 million in 2015. The cash used in 2016 related primarily to total distributions to members of $3.6 million, and principal paydowns of notes totaling $1.0 million. There was also cash used of $0.2 million relating to payments of loan costs. The cash provided in financing activities in 2015 of $100.1 million was primarily related to $66.9 million in contributions from members, and $45.0 million in proceeds from the issuance of notes payable, used to consummate the acquisition of Western Window Systems. These sources of cash from financing activities were partially offset by uses of cash in financing activities relating to the repayments of notes payable and subordinated notes payable totaling $6.9 million, $3.9 million in cash used for distributions to members, and $1.1 million used for payments of loan costs.

Western Window Systems has $34.3 million outstanding on its long-term loan and $5.0 million available on a line of credit with none drawn as of June 30, 2018. All of Western Window Systems’ indebtedness and commitments with respect thereto will be repaid in connection with the Western Window Acquisition.

During 2018, Western Window Systems expects to spend $5 million on capital expenditures, the majority of which relate to the introduction of the new performance series product line and new equipment for the manufacturing facility. Western Window Systems’ management believes that funds generated from operations will be sufficient to finance its capital expenditures and working capital needs through December 2018.

DISCLOSURES OF CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following summarize Western Window Systems’ contractual obligations as of December 31, 2017 (in thousands, excluding its notes payable which it will repay in connection with the consummation of the Western Window Acquisition):

	Payments Due by Period
Contractual Obligations	Total	Current	2-3 Years	4-5 Years	Thereafter
	(in thousands)
Operating leases(1)	$13,412	$1,644	$3,013	$2,625	$6,130

(1)

Subsequent to December 31, 2017, Western Window Systems entered into a sublease agreement for its former production facility from April 2018 to December 2018. The sublease will provide approximately $135,000 of sublease income in 2018 that will net against rent expense. The lease for the former facility will expire on December 31, 2019. Except as disclosed above, there have been no material changes to Western Window Systems’ contractual obligations or commercial commitments since December 31, 2017.

RECENTLY ISSUED ACCOUNTING STANDARDS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. Western Window Systems is currently evaluating the impact of this new standard on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in the ASU remove Step 2 from the goodwill impairment test required under previous GAAP. Entities will perform their goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. Entities should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU will be effective for Western Window Systems for fiscal years beginning after December 15, 2021, on a prospective basis. Early adoption of ASU 2017-04 is permitted. Western Window Systems is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. Western Window Systems is currently evaluating the impact of its pending adoption of the new standard on its consolidated financial statements.

Improvements to Employee Share-Based Payment Accounting. The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax expense, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. ASU 2016-06 will be effective for Western Window Systems beginning on January 1, 2018. Different methods of adoption are required for the various amendments and early adoption is permitted, but all of the amendments must be adopted in the same period. Western Window Systems is currently evaluating the impact of the adoption of this guidance on its consolidated financial condition, results of operations and cash flows.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, to provide guidance about which changes to the terms or conditions of a share-based payment award requires an entity to apply modification accounting in ASC 718. The amendments in the ASU are effective for fiscal years beginning after December 15, 2017 and should be applied prospectively to an award modified on or after the adoption date. Early adoption is permitted, including adoption in an interim period. Western Window Systems is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.

Western Window Systems Business

History and Products

Since 1959, Western Window Systems has manufactured moving glass walls, windows and doors that blend the indoors with the outside, including its recent offerings of contemporary products designed to unify indoor/outdoor living spaces. Its current products are highly engineered, premium, aluminum and fiberglass hybrid products that include folding and sliding door systems, windows, doors and window walls. Its Series 7000 line of 14 new products satisfy some of the most stringent energy efficiency rating requirements in North America, achieving a 0.30 U-value, with the ability to accommodate triple pane glass to achieve U-values as low as 0.19. Inspired by contemporary living and energy conservation, Western Window Systems’ products are available in custom sizes, standardized sets, and large dimensions to provide flexibility and numerous design possibilities in residential, multi-family, and commercial applications. The energy efficient designs of its products make them suitable for both high and low temperature climates.

Western Window Systems’ award-winning and innovative products combine performance and quality with clean, functional designs. Its products are designed for strength, easy integration into a variety of spaces, smooth operation and are tested for durability.

Sales and Marketing

Western Window Systems’ utilizes a go-to-market strategy that generates pull-through product demand by marketing directly to end users, including architects, designers, homeowners and production/volume builders. It utilizes an inside and on-the-ground sales force, comprised of more than 60 employees, and direct advertising and marketing campaigns to ensure dealers hear about its products from both Western Window Systems directly, and end customers. The company promotes awareness of its brands through trade shows, architectural magazines and digital and online advertising.

Western Window Systems’ sales teams are trained to service one of two separate sales channels: the Corporate Builder sales channel and the Custom sales channel. The Corporate Builder sales team is led by a Vice President and is comprised of national account and regional sales managers, as well as account specialists and regional sales representatives. The Custom sales team is led by a Vice President and is comprised of an inside sales manager, regional sales managers, inside sales representatives and outside regional sales representatives. Western Windows also sells its commercial products using the sales teams that work in both of these sales channels. Commercial sales are led by a recently-hired Sales Director who utilizes the resources of both the Corporate Builder sales team and the Custom sales team.

Customers

Western Window Systems customer base consisted of approximately 640 different customers with no single dealer representing more than 8% of sales in the fiscal year ended December 31, 2017. Through its Corporate Builder sales channel, the company sells its products to many of the top production builders in the U.S., including through 23 preferred vendor agreements. Its top ten customers accounted for approximately 41.6% of its net sales in 2017. Western Window Systems’ sales to its customers are driven primarily by residential new construction. Western Window Systems expects to rapidly but responsibly add hundreds of new dealers as customers over the next three years and added a net of 186 new dealers as customers since the beginning of 2017.

Materials and Supplier Relationships

Western Window Systems’ primary manufacturing materials include aluminum extrusions, glass, and hardware. Although the company has agreements with certain of its suppliers, these agreements are generally terminable by either party on limited notice. While most of the materials utilized by Western Window Systems are available from other sources, transitioning to alternative sources would often require the alternative supplier to create the customized equipment and tooling necessary to provide the materials and components to Western Window Systems, and may require Western Window Systems to complete new certification testing related to the energy efficiency of its finished products. Therefore, its objective is to develop and maintain long-term relationships with materials suppliers.

Aluminum extrusions accounted for approximately 36.9% of Western Window Systems’ material purchases during 2017. Glass, which the company sourced from two major suppliers, accounted for approximately 37.5% of its material purchases during 2017. Additionally, hardware accounted for approximately 19.6% of the company’s material purchases during 2017.

Backlog

As of June 30, 2018, Western Window Systems’ backlog was $9.3 million, as compared to $6.4 million at June 30, 2017. Its backlog consists of orders that it has received from customers that have not yet shipped. The company expects that a significant portion of its current backlog will be recognized as sales within its typical lead times, which average two weeks for products sold into the Custom sales channel and five-to-ten days for products sold into the volume/production Corporate Builder sales channel.

Innovation and Manufacturing

Western Window Systems’ has a culture that encourages and promotes creativity and innovation in product design, as demonstrated by its launch of 14 new products over the last 12 months, and a total of 22 new products over the past 24 months, including its 7000 series of products, which satisfy some of the most stringent energy efficiency ratings requirements in North America. As of June 30, 2018, the company employed 9 product design engineers and intends to utilize those resources to continue its focus on product innovation going forward.

All of Western Window Systems’ products are manufactured at its new approximately 170,000 square foot manufacturing and distribution facility located in Phoenix, Arizona, where it began manufacturing in January 2017. That facility has the capacity to support approximately $300 million in annual revenue across three to four shifts. In addition, as part of its efficiency improvement initiatives, the company has installed new equipment systems, including automation processes. As a result of its new facility, equipment and other efficiency improvement initiatives, Western Window Systems’ direct labor cost as a percentage of net sales has decreased from 9.5% in 2012 to 4.2% for the six-month period ended June 30, 2018.

Western Window Systems utilizes lean manufacturing techniques minimizing waste in the value stream and continuous improvement processes throughout the factory floor and within the office to optimize processes and eliminate fulfillment bottlenecks. Western Window Systems primarily operates on a build-to-order production and fulfillment model. Due to the build-to-order oriented nature of its premium products, and its relatively short lead times of approximately five-to-ten days for its Corporate Builder sales channel customers, Western Window Systems generally does not carry finished goods inventory other than its orders awaiting shipment. Most products are shipped via a dedicated and contracted common carrier, although others are utilized as needed. Western Window Systems also maintains an in-house fleet of five trucks for deliveries within Arizona, Nevada and California, and utilizes crate, freight and cargo containers for shipments to Hawaii as necessary.

Competition

The window and door industry is highly fragmented, and the competitive landscape is based on geographic scope. The competition generally falls into the following categories.

Local and Regional Window and Door Manufacturers: This group of competitors consists of numerous local job shops and small manufacturing facilities that tend to focus on selling products to local or regional dealers and wholesalers. Competitors in this group typically lack marketing support and the service levels and quality controls demanded by larger customers, as well as the ability to offer a full complement of products.

National Window and Door Manufacturers: This group of competitors tends to focus on selling branded products nationally to dealers and wholesalers and has multiple locations.

The primary competitors of Western Window Systems in the Custom sales channel include the following aluminum window manufacturers, all based on the West Coast of the U.S.: Fleetwood Windows & Doors, Heritage Aluminum, Panda, and La Cantina. In the Corporate Builder sales channel, several competitors to Western Window Systems have been introducing low-cost competitive products, including WinDoor California, Avanti, and Cascade. In the emerging commercial space, Western Window Systems identifies EFCO, Arcadia, and Wasau as competitors.

The principal methods of competition in the window and door industry are the development of long-term relationships with window and door dealers and distributors, and the retention of customers by delivering a full range of high-quality products in a timely manner, while offering competitive pricing and flexibility in transaction processing. Trade professionals such as contractors, homebuilders, architects and engineers also engage in direct interaction with manufacturers and look to the manufacturer for training and education related to products and codes. Western Window Systems’ position as a leader in the market for premium, contemporary window, door and glass wall products, designed to unify indoor/outdoor living spaces, and the award-winning designs and quality of its products, as well as the relationships it has built with architects, builders and contractors to pull-through sales to its dealer-customers, is expected to position Western Window Systems to meet the needs of its customers and provide it with an advantage over its competitors.

Environmental Considerations

Although Western Window Systems’ business and facilities are subject to federal, state, and local environmental regulation, environmental regulation does not have a material impact on its operations, and it believes that its facilities are in material compliance with such laws and regulations.

Employees

As of June 30, 2018, Western Window Systems employed approximately 330 people, none of whom were represented by a collective bargaining unit. The company believes it has good relations with its employees.

Legal Proceedings

Western Window Systems is from time to time involved in various claims and lawsuits incidental to the conduct of its business in the ordinary course. Western Window Systems carries insurance coverage in such amounts in excess of its self-insured retention as it believes to be reasonable under the circumstances and that may or may not cover any or all of its liabilities in respect of claims and lawsuits. Western Window Systems does not expect that the ultimate resolution of the claims and lawsuits presently pending against Western Window Systems will have a material adverse impact on its financial position, cash flows or results of operations.